EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the registration statements of The Colonial BancGroup, Inc. listed below of our report dated February 27, 2004 on our audits of the consolidated financial statements of The Colonial BancGroup, Inc. and subsidiaries, as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003, which report is included in this Form 10-K.

Registration Statements on Form S-3 Registration Numbers:

33-5665	33-25463
33-62071	333-83390
333-108254

Registration Statements on Form S-8 Registration Numbers:

2-89959	33-63347
33-11540	33-78118
33-13376	333-10475
33-41036	333-11255
33-47770	333-71841
333-64978

Post-Effective Amendment No. 2 on Form S-8 to Registration Statements on Form S-4 Registration Numbers:

333-14703	333-16481
333-14883	333-20291
333-39283	333-26537
333-32163	333-59403

/s/    PricewaterhouseCoopers LLP

Montgomery, Alabama

February 27, 2004